Exhibit 10.1

PURCHASE AGREEMENT

AMONG

GSI GROUP INC.,

GSI GROUP CORPORATION,

AND

PURCHASERS SET FORTH ON THE SIGNATURE PAGES HERETO

DATED AS OF JULY 9, 2008

3.32	No Integrated Offering	20
3.33	Placement Agent	20
3.34	Manipulation of Price	20
3.35	Exemption from Investment Company Act; U.S. Real Property Holding Corporation Status	20
3.36	Bank Holding Company	20
3.37	Sarbanes-Oxley Act	21
3.38	Transactions with Affiliates	21
3.39	Application of Takeover Protections; Rights Agreement	21
3.40	Disclosure	21
3.41	No Rating	21
3.42	Entire Agreement	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE NOTE ISSUER		22

4.1	Issuance of Notes	22
4.2	Authorization of Securities Documents	22
4.3	No Conflicts	22
4.4	Consents	23
4.5	Securities Act Exemption; No General Solicitation	23
4.6	No Integrated Offering	23
4.7	Placement Agent	23
4.8	Exemption from Investment Company Act; U.S. Real Property Holding Corporation Status	24
4.9	Entire Agreement	24

ARTICLE V COVENANTS AND ACKNOWLEDGMENTS OF THE PARENT AND THE NOTE ISSUER		24

5.1	Form D	24
5.2	Blue Sky Laws	24
5.3	Reservation of Shares	24
5.4	PORTAL	24
5.5	No Integration Actions	25
5.6	General Solicitation	25
5.7	Investment Company Actions	25
5.8	Use of Proceeds	25
5.9	Fees and Expenses	25
5.10	Disclosure of Transactions and Other Material Information	26
5.11	Purchasers’ Trading Activity	26
5.12	Arms’ Length Transaction	27
5.13	Issue Price Determination	27

ARTICLE VI CLOSING CONDITIONS		27

6.1	Conditions of the Parent and the Note Issuer to the Closing	27
6.2	Conditions of the Purchasers to the Closing	28

ARTICLE VII INDEMNIFICATION		30

7.1	Indemnification	30

ii

7.2	Survival of Indemnification; Subsequent Purchasers	31
7.3	Contribution	31

ARTICLE VIII MISCELLANEOUS		32

8.1	Notices	32
8.2	Successors and Assigns	32
8.3	No Third Party Beneficiaries	32
8.4	Survival	32
8.5	Further Assurances	33
8.6	Amendment and Waiver	33
8.7	Counterparts	33
8.8	Headings	33
8.9	Governing Law	33
8.10	Consent to Jurisdiction and Service of Process	33
8.11	WAIVER OF JURY TRIAL	34
8.12	Remedies	34
8.13	Entire Agreement	35
8.14	Severability	35
8.15	Independent Nature of Purchasers’ Obligations and Rights	35

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of July 9, 2008 (the “Execution Date”), among GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (the “Parent”), GSI Group Corporation, a Michigan corporation (the “Note Issuer”) and a wholly-owned subsidiary of the Parent, and the Purchasers set forth on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 9, 2008 (the “Merger Agreement”), by and among the Parent, Eagle Acquisition Corporation, a Delaware corporation (“EAC”) and a wholly-owned subsidiary of the Note Issuer, and Excel Technology, Inc., a Delaware corporation (the “Target”) (the “Merger Agreement”), pursuant to which (1) EAC intends to commence a tender offer (the “Offer”) to acquire all outstanding shares of common stock, par value $0.001 per share of Target (the “Target Shares”) at the price set forth in the Merger Agreement, subject to adjustment as described therein (the “Offer Price”), and, if a majority, on a fully diluted basis, of the Target Shares then outstanding are tendered and not withdrawn pursuant to the Offer at the expiration thereof (the “Initial Tendered Target Shares”) and the other conditions to the Offer set forth on Exhibit B to the Merger Agreement are satisfied or waived at such expiration, accept for payment (the “Acceptance”) and promptly pay for all of the Initial Tendered Target Shares with available cash and all of the net proceeds of the sale of the Securities (as defined below) to the Purchasers pursuant to this Agreement (the “Offering”), (2) to the extent that the Initial Tendered Target Shares, plus any Target Shares otherwise acquired by EAC or the Parent, constitute less than 90% of the Target Shares then outstanding, EAC may commence a subsequent offering period to purchase the remaining Target Shares at the Offer Price (any such offer, a “Subsequent Offer”), and accept for payment and pay for all of the Target Shares that are tendered and not withdrawn pursuant to any such Subsequent Offer, as it may be extended, as such Target Shares are tendered with a portion of the net proceeds of this Offering, and (3) to the extent that any of the Target Shares are acquired by EAC or the Parent pursuant to the Offer or any Subsequent Offers a merger of EAC with and into Target would be consummated in which the holders of any Target Shares not tendered in the Offer or any Subsequent Offer or otherwise acquired by EAC or the Parent would have the right to receive the Offer Price for each such Target Share (the “Merger”);

WHEREAS, upon the terms and conditions stated in this Agreement, (1) the Parent intends to issue and sell Warrants (as defined below) to the Purchasers and loan the net proceeds thereof to the Note Issuer, and (2) the Note Issuer intends to issue and sell Notes (as defined below) to the Purchasers and contribute the net proceeds of the sale of such Notes and the Parent’s sale of the Warrants to EAC in order that EAC may use such proceeds to acquire the Target Shares in connection with the proposed Offer, any Subsequent Offer and the Merger;

WHEREAS, (1) the Note Issuer has authorized the issuance of $210,000,000 aggregate principal amount of 11.0% Senior Notes due 2013 (the “Notes”), (2) each of the Parent and EAC have authorized their respective full and unconditional guarantee of the full and punctual payment of the interest and principal payments on the Notes (the “Initial Guarantees” and together with the Notes and the Warrants, the “Securities”), and (3) the Notes and the Initial

Guarantees are to be governed pursuant to the terms of an indenture, to be dated as of the Closing Date (as defined below), by and among the Note Issuer, the Parent, EAC and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), in substantially the form attached hereto as Exhibit A (the “Indenture”);

WHEREAS, the Parent has authorized the issuance of warrants (the “Warrants”) to purchase the common shares, no par value, of the Parent (the “Common Shares”) pursuant to and by the provisions of a Warrant Agreement, to be dated as of the Closing Date, by and between the Parent and the Purchasers, in substantially the form attached hereto as Exhibit B (the “Warrant Agreement”). Each Warrant (i) entitles the holder to purchase a number of Common Shares produced by the calculation set forth in Section 1.2 hereof, subject to certain adjustments set forth in the Warrant Agreement (all Common Shares issuable upon exercise of the Warrants, the “Warrant Shares”) for $0.01 per Common Share, subject to certain adjustments set forth in the Warrant Agreement, (ii) is subject to automatic exercise, on a cashless basis, on the date that the Shelf Registration Statement (as defined below) is declared effective, and (iii) expires at 5:00 p.m., New York City time on the fifth anniversary of the Closing Date.

WHEREAS, the Parent and the Purchasers intend to enter into a Registration Rights Agreement on the Closing Date, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement” and together with this Agreement, the Indenture, the Notes, the Warrant Agreement and the Warrants, collectively the “Securities Documents”), pursuant to which the Parent will agree to (1) file with United States Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Shelf Registration Statement”) providing for resales under the Securities Act of 1933, as amended (the “Securities Act”) of the Warrant Shares elected to be included in the Shelf Registration Statement, and (2) use its reasonable best efforts to (a) cause the Shelf Registration Statement to be declared effective by the time set forth in the Registration Rights Agreement, and (b) maintain the effectiveness of the Shelf Registration Statement for the time period set forth the Registration Rights Agreement;

WHEREAS, upon the terms and conditions stated in this Agreement, (1) the Note Issuer wishes to sell to the Purchasers an aggregate principal amount of Notes equal to $210,000,000, and (2) the Parent wishes to sell to the Purchasers an aggregate of 210,000 Warrants;

WHEREAS, upon the terms and conditions stated in this Agreement, each Purchaser wishes to, severally but not jointly, purchase (1) the principal amount of Notes set forth opposite such Purchaser’s name in column (C) on Schedule I hereto, and (2) the number of Warrants set forth opposite such Purchaser’s name in column (D) on Schedule I hereto;

WHEREAS, the Parent, the Note Issuer and each Purchaser are each executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D (“Regulation D”) as promulgated by the Commission under the Securities Act.

NOW, THEREFORE, the Parent, the Note Issuer and each Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES; WARRANT RATIO; TERMINATION FEE

1.1 Closing In reliance upon the Purchasers’ several representations, warranties and acknowledgements made in Article II hereof and subject to the satisfaction (or waiver) of the conditions set forth in Article VI hereof, (i) the Note Issuer agrees to issue and sell to each Purchaser, and each Purchaser severally, but not jointly, agrees to purchase from the Note Issuer the principal amount of Notes set forth opposite such Purchaser’s name in column (C) on Schedule I hereto (each, the “Purchaser’s Note Amount”), and (ii) the Parent agrees to issue and sell to each Purchaser, and each Purchaser severally, but not jointly, agrees to purchase from the Parent a number of Warrants equal to (x) the Purchaser’s Note Amount, divided by (y) 1,000, which number of Warrants is set forth opposite such Purchaser’s name in column (D) on Schedule I hereto (together, the “Closing”).

(b) Each Purchaser hereby agrees to pay $1,000 in exchange for (x) each $1,000 principal amount of Notes to be purchased by such Purchaser on the Closing Date, plus (y) each Warrant to be purchased by such Purchaser on the Closing Date.

(c) The Closing shall occur upon the date and time of the Acceptance (such date, the “Closing Date”), at which time each of the conditions set forth in Article VI hereof shall have been satisfied or waived by the applicable party hereto. The Closing shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York.

(d) On the Closing Date, each Purchaser shall pay, by wire transfer of immediately available funds in accordance with the Parent and the Note Issuer’s joint written wire instructions, an amount equal to the principal amount of Notes set forth opposite such Purchaser’s name in column (C) on Schedule I hereto in exchange for (x) the aggregate principal amount of Notes to be purchased by such Purchaser on the Closing Date, plus (y) the total number of Warrants to be purchased by such Purchaser on the Closing Date.

(e) The Notes to be issued and sold to the Purchasers on the Closing Date will be delivered to the Purchasers, or the Trustee as custodian for the Purchasers through the facilities of The Depository Trust Company (“DTC”), against payment by or on behalf of the Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the applicable Notes to the accounts of the Purchasers through the facilities of DTC. Such Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) or by additional definitive securities and will be registered, in the case of the Global Notes, in the name of Cede & Co. as nominee of DTC, and in the other cases, in such names and in such denominations as the Purchasers shall request prior to 9:30 a.m., New York City time, on the Business Day (as defined below) preceding the Closing Date. Such Notes shall be made available to one counsel on behalf of the Purchasers for inspection and packaging not later than 9:30 a.m., New York City time, on the Business Day next preceding the Closing Date. For purposes of this Agreement, a “Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

(f) The Warrants to be issued and sold to the Purchasers on the Closing Date will be delivered to the Purchasers against payment by or on behalf of the Purchasers of the purchase price therefor by wire transfer in immediately available funds. Such Warrants will be evidenced by one or more securities in definitive form and will be registered in such names and in such denominations as the Purchasers shall request prior to 9:30 a.m., New York City time, on the second Business Day preceding the Closing Date. The Warrants shall be made available to one counsel on behalf of the Purchasers for inspection and packaging not later than 6:00 a.m., New York City time, on the Business Day next preceding the Closing Date.

1.2 Warrant Ratio

The parties hereto agree that each Warrant shall be initially exercisable for a number of Common Shares that is the result of dividing (x) $150 by (y) the lesser of (1) the closing bid price of Common Shares on the Trading Day (as defined below) immediately preceding the Parent’s issuance of a press release announcing the execution of the Merger Agreement (the “Announcement Date”), and (2) the Volume Weighted Average Price (as defined below); provided, however, that if the product of (x) the number of Common Shares resulting from such calculation, and (y) 210,000 exceeds 19.9% of the number of Common Shares outstanding on the Closing Date (the “Common Share Limit”), then each Warrant shall initially be exercisable for a number of Common Shares equal to (x) the Common Share Limit divided by (y) 210,000. For purposes of this Agreement, (i) “Principal Market” means The NASDAQ Stock Market LLC, (ii) “Trading Day” means a day on which securities listed on the Principal Market may be traded, (iii) “Volume Weighted Average Price” means the arithmetic average of the Weighted Average Price for each of the ten (10) Trading Days ending on the Trading Day immediately preceding the Closing Date, and (iv) “Weighted Average Price” means the dollar volume-weighted average price for the Common Shares on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions.

1.3 Termination; Termination Fee This Agreement shall be terminated if the Closing shall not have occurred within 120 days following the Execution Date (the “Termination Date”); provided, however, that if the Merger Agreement has been terminated in accordance with its terms (the “Merger Termination”) prior to the Termination Date, then this Agreement shall be terminated on the Business Day following the effective date of the Merger Termination (the “Early Termination Date”). Paragraph (c) of this Section 1.3, Section 5.9 and Article VIII shall survive the termination of this Agreement on the Termination Date pursuant to this paragraph (a) of this Section 1.3. Paragraphs (b) and (c) of this Section 1.3, Section 5.9 and Article VIII shall survive the termination of this Agreement on the Early Termination Date pursuant to this paragraph (a) of this Section 1.3.

(b) (i) Until the Termination Date, each of the Parent and the Note Issuer agrees to not solicit, enter into substantive discussion regarding, or enter into any agreements or non-binding agreements of understanding or intent with other parties regarding any other financing for which the use of the proceeds is substantially the use set forth in Section 5.8 hereof or which is intended as a substitute for the financing provided by the Purchasers to the Parent and the Note Issuer hereunder or to consummate the Offer or the Merger without consummating the sale of the Securities hereunder; provided, however, that (A) if any Purchaser (a “Defaulting Purchaser”) defaults on its obligation to purchase the amount of Securities set forth opposite its name on Schedule I hereto pursuant to paragraph (d) of Section 1.1 hereof (the “Default Securities”), the Parent and the Note Issuer may solicit and enter into an agreement with any of the nondefaulting Purchasers or any other Persons that is permitted by, but subject to, the terms and conditions set forth in clause (ii) of this paragraph (b), and (B) if the Merger Agreement is terminated prior to the Termination Date, the Parent and the Note Issuer may solicit and enter into an agreement with any of the Purchasers or any other Persons that is permitted by, but subject to, the terms and conditions set forth in clause (iii) of this paragraph (b).

(ii) Until the Termination Date, the Parent and the Note Issuer (A) agree to offer each Purchaser other than a Defaulting Purchaser (an “Eligible Purchaser”) the right, exercisable solely at each such Purchaser’s option, to purchase any or all of the Default Securities (the “Default Purchase Right”) before offering the Default Purchase Right to any other Person (a “Third Party Purchaser”), and (B) if any Eligible Purchaser elects not to exercise its Default Purchase Right (a “Declining Purchaser”), the Parent and the Note Issuer shall not offer the Default Purchase Right to any other Eligible Purchaser or any Third Party Purchaser on terms and conditions that are more favorable to such Eligible Purchaser or Third Party Purchaser than the terms and conditions initially presented to the Declining Purchaser without offering the same to the Declining Purchaser.

(iii) If the Merger Agreement is terminated and, prior to the Termination Date, the Parent or any of its affiliates propose to enter into transactions substantially similar to or intended as a substitute for the transactions contemplated by the Merger Agreement (a “Substitute Merger”) and any of the Parent or any of its affiliates require financing in order to consummate such Substitute Merger (the “Substitute Financing”), then, until the Termination Date, the Parent and the Note Issuer agree not to consummate such Substitute Merger without (A) offering each of the Purchasers the right, exercisable solely at each Purchaser’s option, to provide the Substitute Financing (the “Substitute Financing Right”) before offering the Substitute Financing Right to any other Person (a “Third Party Lender”), and (B) if any Purchaser elects not to provide the Substitute Financing (a “Declining Lender”), the Parent and the Note Issuer shall not offer the Substitute Financing Right to any other Purchaser or any Third Party Lender on terms and conditions that are more favorable to such Purchaser or Third Party Lender than the terms and conditions initially presented to the Declining Lender without offering the same to the Declining Lender.

(c) If the Closing has not occurred and this Agreement is terminated in accordance with paragraph (a) of this Section 1.3, the Parent and the Note Issuer agree, jointly and severally, to pay each Purchaser an amount in cash equal to the product of (x) the principal amount of Notes set forth opposite such Purchaser’s name in column (C) on

Schedule I hereto, and (y) 2.0%, within five Business Days of such termination (the “Termination Fee”); provided, however, that no Termination Fee shall be payable to any Purchaser that defaults on its obligation to purchase the Securities as set forth in paragraph (d) of Section 1.1 hereof or commits any other material breach of this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE PURCHASERS

2.1 Representations and Warranties

Each Purchaser represents and warrants, severally and not jointly, that:

(a) it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act;

(b) it is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act;

(c) it is acquiring the Securities and, upon exercise of the Warrants, it will acquire the Warrant Shares (other than those Warrant Shares surrendered pursuant to a cashless exercise of Warrants) for its own account, for investment purposes only and not with a view to any public sale or distribution thereof within the meaning of the Securities Act;

(d) it has made an independent decision to buy the Securities, based on the information available to it, which it has determined is adequate for that purpose, and it has not relied on any information (in any form, whether written or oral, other than the representations, warranties and acknowledgements of the Parent and the Note Issuer set forth in this Agreement) furnished by or on behalf of the Parent, the Note Issuer, any natural person, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization, or government or any department or agency thereof (each, a “Person”) acting on behalf of the Parent or the Note Issuer or any other Purchaser in making that decision;

(e) to its knowledge, except for the transactions contemplated by the Merger Agreement and the Securities Documents, none of the Parent, the Note Issuer, any Person acting on behalf of the Parent or the Note Issuer or any other Purchaser has disclosed any material, non-public information regarding the Parent, any of its Subsidiaries (as defined below) or affiliates or the Target to the Purchaser (other than the Requesting Purchasers listed on Schedule II hereto); such Purchaser (other than the Requesting Purchasers listed on Schedule II hereto) has requested that such information not be disclosed to it;

(f) it has not given any investment advice or rendered any opinion to the Parent, the Note Issuer, any Person acting on behalf of the Parent, the Note Issuer or any other Purchaser as to whether the sale or purchase of the Securities is prudent or suitable, and it is not relying on any representation or warranty by the Parent or the Note Issuer

(other than the representations, warranties and acknowledgements of the Parent and the Note Issuer set forth in this Agreement), or any Person acting on behalf of the Parent, the Note Issuer or any other Purchaser;

(g) it is a sophisticated investor with respect to the Securities, has adequate information concerning the Securities;

(h) by reason of its business or financial experience, it is capable of evaluating the merits and risks of the purchase of the Securities and the other transactions contemplated by the Securities Documents;

(i) it did not employ any broker or finder in connection with the transactions contemplated by this Agreement or the other Securities Documents;

(j) it is a resident of that jurisdiction specified below its address on Schedule I hereto;

(k) it is not a Canadian resident or acting for the account or benefit of a Canadian resident; the Securities were not offered or sold to it in Canada; and it was, at the time of agreeing to acquire the Securities, and is, outside Canada;

(l) this Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and constitutes the legal, valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing;

(m) the Warrant Agreement and the Registration Rights Agreement have been duly and validly authorized and, on the Closing Date, will be duly and validly executed and delivered on behalf of such Purchaser, and the Warrant Agreement and the Registration Rights Agreement shall constitute the legal, valid and binding agreements of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing; and

(n) the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

2.2 Acknowledgements and Agreements Each Purchaser acknowledges, severally and not jointly, that:

(i) neither the Note Issuer’s issuance and sale of the Notes to the Purchasers nor the Parent’s issuance of the Warrants or the Warrant Shares to the Purchasers (or any subsequent transferees of the Warrants) will be (A) registered under the Securities Act, or (B) qualified for sale under the securities laws of any province or territory of Canada;

(ii) the Securities and the Warrant Shares will be offered and sold to it in reliance upon specific exemptions from the registration requirements of Securities Act and U.S. state securities laws, and that the Parent and the Note Issuer are relying on the truth and accuracy of the representations, warranties and acknowledgements of such Purchaser set forth in this Article II in order to determine the availability of such exemptions and its eligibility to acquire the Securities and the Warrant Shares;

(iii) upon original issuance thereof, and until such time as the same is no longer required pursuant to (A) the applicable requirements of the Securities Act or (B) the Indenture, with respect to the Notes, and the Warrant Agreement, with respect to the Warrants and Warrant Shares, the certificates representing the Securities and all securities issued in exchange therefor, upon exercise thereof or in substitution thereof (including the Warrant Shares) shall bear legends stating that such securities have not been registered under the Securities Act or applicable state securities laws and that they may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act or a valid exemption from the registration requirements of Securities Act.

(iv) if any Purchaser desires to sell or otherwise dispose of all or any part of the Securities or the Warrant Shares (other than pursuant to an effective registration statement under the Securities Act), it will deliver to the Parent or the Note Issuer, as applicable, (i) with reasonable assurance that such Securities or the Warrant Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, (or a successor rule thereto) (collectively, “Rule 144”) or (ii) an opinion of counsel, reasonably satisfactory in form and substance to the Parent or the Note Issuer, as applicable, that an exemption from registration under the Securities Act is available; and

(v) the Warrant Shares will be entitled to the benefits of the Registration Rights Agreement and may be sold pursuant to the Resale Registration Statement.

(b) Each Purchaser acknowledges and agrees, severally and not jointly, that (i) for a period ending 90 days after the date of issuance of the Securities, it will not resell any of the Securities or Warrant Shares in Canada or to anyone known to it to be a Canadian resident, and (ii) it will not resell any of the Securities or Warrant Shares in Canada or to anyone known to it to be a Canadian resident unless permitted by and in accordance with applicable securities laws of the provinces and territories of Canada.

(c) Each Purchaser acknowledges and agrees, severally and not jointly, that (i) certain business plans, financial projections and details of certain operations and related matters of the Parent, its Subsidiaries and the Target have not been made known to it, and that the foregoing may constitute material, nonpublic information relating to the Parent, its Subsidiaries or the Target, (ii) it has not had access to the information customarily made available to an underwriter of an offering of securities by the Parent, its Subsidiaries or the Target other than publicly available information and the Merger Agreement and the transactions contemplated thereby, (iii) neither the Parent nor the Note Issuer will be required to provide it with any pro forma financial statements reflecting the Parent and the Target’s combined results of operations, and (iv) none of the Parent, the Note Issuer or any of their respective affiliates shall have any liability whatsoever with respect to the nondisclosure of the information described in the preceding clauses (i), (ii) or (iii), whether before or after the date of this Agreement.

(d) Each Purchaser acknowledges and agrees, severally and not jointly, that the issue price of the Notes and the Warrants for purposes of section 1273 of the Internal Revenue Code of 1986, as amended (including the regulations and published interpretations thereunder, the “Code”) and section 1.1273-2(h)(2) of the Treasury Regulations shall be equal to the amount determined by the Parent and the Note Issuer in accordance with Section 5.13. Each Purchaser acknowledges and agrees, severally and not jointly, to be bound by such determination solely for all Federal, state, local or foreign income tax and other purposes, and shall not take any position inconsistent therewith unless required by applicable law.

(e) Each Purchaser acknowledges and agrees, severally and not jointly, that it has neither sought nor received any information from the Parent or the Note Issuer with respect to the potential consequences of an investment in the Securities pursuant to the taxation laws and regulations of the United States, Canada or any other applicable jurisdiction or any subdivision of the foregoing jurisdictions; and that none of the Parent, the Note Issuer or their respective affiliates shall have any responsibility whatsoever with respect to the nondisclosure of such information to the Purchasers, whether before or after the date of this Agreement.

(f) Each Purchaser agrees, severally and not jointly, to provide written notice to the Parent and the Note Issuer of the confirmation of its commitment set forth in Section 1.1 on the Business Day preceding the Closing Date.

(g) Each Purchaser agrees, severally and not jointly, to desist from purchasing or selling, long and/or short, any securities of the Parent, or “derivative” securities based on any securities issued by the Parent during the period (i) from the

Execution Date until the filing of the Merger/Financing Form 8-K with the Commission, and (ii) in which the Volume Weighted Average Price is determined in accordance with Section 1.3 hereof (together, the “Restricted Periods”). In addition, the Requesting Purchasers listed on Schedule II hereto agree to desist from engaging any transactions in any of the Parent’s securities, except in accordance with applicable federal and state securities and other applicable laws.

(h) The Requesting Purchasers listed on Schedule II hereto agree not to request that any information furnished by the Parent, any of its Subsidiaries or any Person acting on their behalf to the Purchasers (other than the Merger Agreement and the Securities Documents) be filed with the Commission or otherwise made publicly available.

(i) Subject to the satisfaction of each of the conditions set forth in Section 6.2 on or before the Closing Date, each Purchaser agrees, severally and not jointly, to execute the Securities Documents to which it is a party and deliver the same to the Parent and the Note Issuer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants that:

3.1 Exchange Act Reports During the one (1) year prior to the date hereof, the Parent has timely filed all reports required to be filed by it with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Exchange Act Reports”). The Exchange Act Reports when filed with the Commission together, where applicable, with any amendments thereto, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such reports when filed with the Commission contained an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.2 Financial Statements As of their respective dates, the financial statements of the Parent included in the Exchange Act Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial condition of the Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.3 Absence of Certain Changes There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Parent and its Subsidiaries, taken as a whole, from that set forth in the most recent Exchange Act Reports.

3.4 Organization and Qualification The Parent and each of its Subsidiaries has been duly organized and is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, results of operations, shareholders’ equity, properties, assets or business of the Parent and its Subsidiaries individually or taken as a whole or on the authority or ability of the Parent or the Note Issuer or any of the guarantors of the Notes to perform their respective obligations under the Securities Documents (a “Material Adverse Effect”). The Parent and each of its Subsidiaries have all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. The Parent has no Subsidiaries except as set forth in Schedule 3.4 hereto. For purposes of this Agreement, “Subsidiaries” means any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the Parent or one or more subsidiaries of the Parent. For the avoidance of doubt, neither the Target nor any of its subsidiaries shall constitute a Subsidiary of the Parent as of the Execution Date or prior to or as of the Closing Date.

3.5 Equity Capitalization As of the Execution Date, the authorized share capital of the Parent consists of an unlimited number of Common Shares. As of the Execution Date, (i) 41,607,460 Common Shares are issued and outstanding, (ii) approximately 3,000,000 Common Shares are reserved for issuance pursuant to the Parent’s 2006 Equity Incentive Plan (the “Equity Incentive Plan”), and (iii) no Common Shares are reserved for issuance pursuant to securities other than the Equity Incentive Plan and the Warrants) exercisable or exchangeable for, or convertible into, Common Shares. All of the issued shares of the Parent’s authorized share capital have been duly authorized and validly issued and are fully paid and non-assessable and were issued not in violation of any preemptive right, resale right, right of first refusal or similar right. All of the Parent’s options, warrants and other rights to purchase or exchange any securities for the Parent’s shares have been duly authorized and validly issued. All of the issued shares of each Subsidiary has been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Exchange Act Reports or the Parent’s Definitive Proxy Statement filed with the Commission on April 14, 2008 (the “2008 Proxy”) or pursuant to the

Equity Incentive Plan or the Securities Documents, (i) none of the Common Shares are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Parent; (ii) there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of the Parent or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to issue additional Common Shares of the Parent or any of its Subsidiaries or options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of the Parent or any of its Subsidiaries; (iii) there are no agreements or arrangements under which the Parent or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) there are no outstanding securities or instruments of the Parent or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Parent or any of its Subsidiaries is or may become bound to redeem a security of the Parent or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (vii) the Parent does not have any share appreciation rights or “phantom share” plans or agreements or any similar plan or agreement. True, correct and complete copies of the Parent’s Certificate and Articles of Continuance, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Parent’s Bylaw No. 1, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Shares and the material rights of the holders thereof in respect thereto have been filed with the Commission.

3.6 Indebtedness and Other Contracts Except as disclosed in Schedule 3.6 hereto, neither the Parent nor any of its Subsidiaries, has any outstanding Indebtedness (as defined in the Indenture). The Exchange Act Reports include as exhibits all contracts or other documents required to be filed as exhibits thereto pursuant to Item 601(b) of Regulation S-K of the General Rules and Regulations of the Commission. Neither the Parent nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect. Other than the Indenture and the Notes, neither the Parent nor any of its Subsidiaries is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Parent’s officers, has or would reasonably be expected to have, a Material Adverse Effect.

3.7 Solvency

As of the date hereof and after giving effect to the sale of the Securities (but prior to the consummation of the Offer and the Merger), the Parent, on a consolidated basis, is not and will not, be Insolvent (as defined below). For purposes of this Agreement, “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.8 Authorization of Securities Documents and Merger Agreement The Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, the Warrant Agreement, the Warrants, the Registration Rights Agreement, this Agreement and the Merger Agreement. The Indenture, the Warrant Agreement, the Warrants, the Registration Rights Agreement, this Agreement and the Merger Agreement have been duly and validly authorized by the Parent, and upon their execution and delivery and (assuming due authorization, execution and delivery by the Trustee, the Note Issuer and EAC of the Indenture, by the Purchasers of this Agreement, Warrant Agreement and the Registration Rights Agreement and by EAC and the Target of the Merger Agreement) will constitute the valid and binding agreements of the Parent, enforceable against the Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing.

3.9 Issuance of Guarantee The Parent has all requisite corporate power and authority to execute, issue and perform its obligations under the Guarantee included in the Indenture. The Guarantee been duly authorized by the Parent and, when the Indenture is duly executed by the Parent and the other parties thereto in accordance with its terms, the Guarantee will be validly issued, free from all taxes, liens, and charges with respect to the issue thereof, and will constitute a valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms of the Indenture, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing.

3.10 Issuance of Warrants The Parent has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Warrants. The Warrants have been duly authorized by the Parent and, when duly executed by the Parent in accordance with the terms of the Warrant Agreement, upon delivery to the Purchasers against payment therefor in accordance with the terms hereof, will be validly issued, free from all taxes, liens, and charges with respect to the issue thereof, and will constitute valid and binding obligations of the Parent entitled to the benefits of the Warrant Agreement, enforceable against the Parent in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing.

3.11 Issuance of Warrant Shares The Parent has all the requisite corporate power and authority to reserve for issuance and to issue and deliver the Warrant Shares issuable upon exercise of the Warrants. The Warrant Shares have been duly and validly authorized by the Parent and, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be free from all taxes, liens, and charges with respect to the issue thereof, and validly issued, fully paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

3.12 Transfer Taxes On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Purchaser hereunder, if any, will be, or will have been, fully paid or provided for by the Parent or the Note Issuer.

3.13 Form S-3 The Parent is eligible to register the Warrant Shares for resale by the Purchasers using Form S-3 promulgated under the Securities Act. The Parent is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

3.14 No Conflicts The issue and sale of the Securities, the issuance and delivery of any Warrant Shares, the execution, delivery and performance by the Parent of the Securities Documents, the application of the proceeds from the sale of the Securities, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Parent or its Subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or to which any of the property or assets of the Parent or any of its Subsidiaries is subject, (b) result in any violation of the provisions of the charter or by-laws or similar organizational document of the Parent or any of its Subsidiaries or (c) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Parent or any of its Subsidiaries or any of their properties or assets, including federal and state securities laws and regulations and the applicable rules and regulations of the Principal Market, except, with respect to clauses (a) and (c), such conflicts, breaches, defaults, violations or liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.15 Consents No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Parent or any of its Subsidiaries (including the Principal Market) is required for the execution, delivery, issuance, sale and performance of the Securities, the issuance and delivery of the Warrant Shares, the execution, delivery and performance by the Parent of the Securities Documents, the application of the proceeds from the sale of the Securities as described in Section 5.8, except for (a) the filing by the Parent with the Commission of the Resale Registration Statement, (b) the filing by the Parent with the Commission of a Form D (pursuant to Regulation D under the Securities Act) with respect to the sale of the Securities to the Purchasers, and (c) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers. The Parent is unaware of any facts or circumstances which might prevent the Parent from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Parent is not in violation of the applicable requirements of the Principal Market and has no knowledge of any facts that could reasonably be expected to lead to delisting or suspension of the Common Shares in the foreseeable future.

3.16 Title The Parent and each of its Subsidiaries has good and marketable title to all real and personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property or interfere with the use made and proposed to be made of such property by the Parent and any of its Subsidiaries; and all assets held under lease by the Parent or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Parent and its Subsidiaries.

3.17 Insurance The Parent and each of its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Parent and its Subsidiaries are in full force and effect; the Parent and its Subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Parent nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made to continue such insurance. Neither the Parent nor any such Subsidiary has been refused any insurance coverage sought or applied for. Neither the Parent nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.18 Regulatory Permits The Parent and each of its Subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Exchange Act Reports, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect; each of the Parent and its Subsidiaries has fulfilled and performed all of its obligations with respect to the Permits in all material respects, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.19 Legal Proceedings Except as set forth in Schedule 3.19 hereto, there are no actions, suits, proceedings, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending against or affecting the Parent or any of its Subsidiaries, any property or assets of the Parent or any of its Subsidiaries or any of the Parent’s or its Subsidiaries’ officers or directors in their capacities as such, whether of a civil or criminal nature or otherwise that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the Parent’s knowledge, no such proceedings are threatened or contemplated by any governmental authority or other Person, except such proceedings that would not reasonably be expected to have a Material Adverse Effect.

3.20 Intellectual Property Rights The Parent and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, original works of authorship, trade secrets and other intellectual property rights and all applications related thereto (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted, except where the failure to have such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect. None of the Parent’s or its Subsidiaries’ Intellectual Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three years from the date of this Agreement, except where such expiration, termination or abandonment would not reasonably be expected to have a Material Adverse Effect. The Parent does not have any knowledge of any infringement by the Parent or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Parent, being threatened, against the Parent or any of its Subsidiaries regarding its Intellectual Property Rights. The Parent is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Parent and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

3.21 Environmental Laws The Parent and each of its Subsidiaries (a) are, and at all times prior were, in compliance with any and all applicable Canadian and U.S. federal, state, local and foreign laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements relating to the protection of human health and safety, the environment, natural resources or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses and (b) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clause (a) or (b) where such non-compliance with or liability under Environmental Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Parent nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar Environmental Law, except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Parent and each of its Subsidiaries (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (ii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i) and (ii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.22 Employee Relations No labor disturbance by the employees of the Parent or any of its Subsidiaries exists or, to the knowledge of the Parent and each of its Subsidiaries, is imminent that would reasonably be expected to have a Material Adverse Effect. The Parent and its Subsidiaries believe that their relations with their employees are good. Neither the Chief Executive Officer nor the Chief Financial Officer of the Parent has notified the Parent that such officer intends to leave the Parent or otherwise terminate such officer’s employment with the Parent. To the Parent’s knowledge, neither the Chief Executive Officer or the Chief Financial Officer of the Parent is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Parent or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

3.23 ERISA Matters The Parent and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Parent and each of its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Parent or any of its Subsidiaries would have any liability; the Parent and its Subsidiaries have not incurred and do not expect to incur liability under (a) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (b) Sections 412 or 4971 of the Code; each “pension plan” for with the Parent and its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification; and the Parent and each of its Subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for payment of premiums in the ordinary course of business).

3.24 Taxes The Parent and each of its Subsidiaries (a) has filed all federal, state, local and foreign income and franchise tax returns and all other tax returns, reports and declarations required to be filed by any jurisdiction to which it is subject through the date hereof, subject to permitted extensions, other than as set forth on Schedule 3.24 hereto, (b) has paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, (c) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. No Tax deficiency has been determined adversely to the Parent or any of its Subsidiaries, nor does the Parent have any knowledge of any Tax deficiencies in any material amount or that would, in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value added, excise, real property, personal property, sales, use, services, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to, or incurred in connection with any Tax or any contest or dispute thereof.

3.25 Foreign Corrupt Practices Neither the Parent nor any of its Subsidiaries, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or any of its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.26 OFAC Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Parent has not and will not lend, contribute or otherwise make available funds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person which, to the knowledge of the Parent, was, at the time of such transaction, subject to any U.S. sanctions administered by OFAC.

3.27 Conduct of Business Neither the Parent nor any of its Subsidiaries (a) is in violation of its charter or by-laws or any certificate of designation, preferences or rights of any other outstanding series of preferred shares of the Parent (or similar organizational documents), (b) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (c) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain or maintain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (b) and (c), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the two (2) years prior to the Execution Date, (i) the Common Shares have been designated for quotation on the Principal Market, (ii) trading in the Common Shares has not been suspended by the Commission or the Principal Market, and (iii) the Parent has received no communication, written or oral, from the Commission or the Principal Market regarding the suspension or delisting of the Common Shares from the Principal Market.

3.28 Accountants Ernst & Young LLP, who have certified certain financial statements of the Parent included in the Exchange Act Reports, were independent public accountants as required by the Securities Act and the rules and regulations thereunder during the periods covered by the financial statements on which they reported contained or incorporated by reference in the Exchange Act Reports.

3.29 Books and Records The Parent and each of its Subsidiaries (a) makes and keeps accurate books and records and (b) maintains and has maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of its or their financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets and liabilities, (3) access to its assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (4) the reported accountability for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

3.30 Internal Accounting and Disclosure Controls The Parent and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that the information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Parent, including the principal executive officer and principal financial officer of the Parent, as appropriate to allow timely decisions regarding required disclosure.

(b) During the twelve (12) months prior to the date hereof, (i) neither the Parent nor any of its Subsidiaries have been advised of any significant deficiency in the design or operation of internal controls that could adversely affect the ability of the Parent to record, process, summarize and report financial data, or any material weaknesses in internal controls, except for such significant deficiencies that have been remediated, and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

3.31 Securities Act Exemption; No General Solicitation Assuming that the Purchasers’ representations and warranties in Article II are true, the purchase and sale of the Securities pursuant hereto is, and the issuance and sale of the Warrant Shares upon exercise of the Warrants in the manner contemplated by the Warrant Agreement will be, exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising within the meaning of Regulation D was used by the Parent or any of its Subsidiaries, or affiliates or representatives in connection with the offer and sale of the Securities.

3.32 No Integrated Offering Neither the Parent nor any other Person acting on behalf of the Parent has offered, sold or issued to any Person any securities under circumstances that would require registration of any of the Securities under the Securities Act or that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission. The Parent will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Securities or any substantially similar security issued by the Parent, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Parent by the Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

3.33 Placement Agent The Parent acknowledges that it has engaged UBS Securities LLC, as placement agent in connection with the sale of the Securities (the “Agent”). Other than the Agent, neither the Parent nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

3.34 Manipulation of Price The Parent has not, and to its knowledge no one acting on its behalf has, directly or indirectly, (a) taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Parent in connection with or to facilitate the sale or resale of the Securities, or (b) other than actions taken by the Agent, sold, bid for, purchased, or paid or agreed to pay any compensation for soliciting purchases of, the Securities (other than the Agent).

3.35 Exemption from Investment Company Act; U.S. Real Property Holding Corporation Status Neither the Parent nor any of the Subsidiaries is, or after giving effect to the offer and sale of the Securities and the application of the proceeds therefrom will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (the “Investment Company Act”). Neither the Parent nor the Note Issuer is, nor have they ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

3.36 Bank Holding Company Neither the Parent nor any of its Subsidiaries or Affiliates are subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), or to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Parent nor any of its Subsidiaries or Affiliates own or control, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve. Neither the Parent nor any of its Subsidiaries or Affiliates exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA or to regulation by the Federal Reserve.

3.37 Sarbanes-Oxley Act The Parent is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof.

3.38 Transactions with Affiliates None of the officers or directors of the Parent or any of its Subsidiaries is presently a party to any transaction with the Parent or any of its Subsidiaries that is required to be disclosed in the Exchange Act Reports pursuant to Item 404 of Regulation S-K under the General Rules and Regulations of the Commission that are not so disclosed.

3.39 Application of Takeover Protections; Rights Agreement The Parent and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or any certificates of designations or the laws of the Province of New Brunswick, Canada which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Parent’s issuance of the Warrants and any Purchaser’s ownership of the Warrants. Except for the Parent’s Shareholders Rights Plan disclosed in the 2008 Proxy, the Parent has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Shares or a change in control of the Parent.

3.40 Disclosure None of the Parent, any of its Subsidiaries or any Person acting on their behalf has provided any of the Purchasers (other than the Requesting Purchasers listed on Schedule II hereto) or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information except for the Merger Agreement and the Securities Documents. Except for the Merger Agreement, the Securities Documents and the transactions contemplated thereby, no event or circumstance has occurred or information exists with respect to the Parent or any of its Subsidiaries or either of their respective businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Parent but which has not been so publicly announced or disclosed.

3.41 No Rating

No securities issued or guaranteed by the Parent or the Note Issuer have been rated by any “nationally recognized statistical rating organization”, as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

3.42 Entire Agreement

Neither the Parent nor the Note Issuer has, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Securities Documents except as set forth in the Securities Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE NOTE ISSUER

The Note Issuer represents and warrants that:

4.1 Issuance of Notes The Note Issuer has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes. The Notes have been duly authorized by Note Issuer and, when duly executed by the Note Issuer in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Purchasers against payment therefor in accordance with the terms hereof, will be validly issued, free from all taxes, liens and charges with respect to the issue thereof, and will constitute valid and binding obligations of Note Issuer entitled to the benefits of the Indenture, enforceable against the Note Issuer in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing.

4.2 Authorization of Securities Documents The Note Issuer has all requisite corporate power and authority to execute, deliver and perform its obligations the Indenture, the Notes and this Agreement. The Indenture, the Notes and this Agreement have been duly and validly authorized by the Note Issuer, and upon their execution and delivery and (assuming due authorization, execution and delivery by the Trustee, the Parent and EAC of the Indenture, due authentication of the Notes by the Trustee and due authorization, execution and delivery by the Purchasers of this Agreement) will constitute the valid and binding agreements of the Note Issuer, enforceable against the Note Issuer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to, or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to indemnification and contribution and by an implied covenant of good faith and fair dealing.

4.3 No Conflicts The issue and sale of the Notes, the execution, delivery and performance by the Note Issuer of the Indenture and this Agreement, the application of the proceeds from the sale of the Notes, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Note Issuer or its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Note Issuer or any of its subsidiaries is a party or by which the Note Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Note Issuer or any of its subsidiaries is subject, (b) result in any violation of the provisions of the charter or by-laws or similar organizational document of the Note Issuer or any of its subsidiaries or (c) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Note Issuer or any of its subsidiaries or any of their properties or assets (including federal and state securities laws and regulations), except, with respect to clauses (a) and (c), such conflicts, breaches, defaults, violations or liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, results of operations, shareholders’ equity, properties, assets or business of the Note Issuer and its subsidiaries individually or taken as a whole, or a material adverse effect on the performance by the Note Issuer of its obligations under the Indenture or this Agreement or the consummation of any of the transactions contemplated hereby or thereby.

4.4 Consents No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Note Issuer is required for the execution, delivery, issuance, sale and performance of the Notes, the execution, delivery and performance by the Indenture and this Agreement, the application of the proceeds from the sale of the Notes as described in Section 5.8, except for (a) the filing by the Parent with the Commission of the Resale Registration Statement, (b) the filing by the Parent with the Commission of a Form D (pursuant to Regulation D under the Securities Act) with respect to the sale of the Securities to the Purchasers, and (c) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Purchasers. The Note Issuer is unaware of any facts or circumstances which might prevent the Parent from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

4.5 Securities Act Exemption; No General Solicitation Assuming that the Purchasers’ representations and warranties in Article II are true, the purchase and sale of the Notes pursuant hereto is exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising within the meaning of Regulation D was used by the Note Issuer or any of its subsidiaries, or affiliates or representatives in connection with the offer and sale of the Securities.

4.6 No Integrated Offering Neither the Note Issuer nor any other Person acting on behalf of the Note Issuer has offered, sold or issued to any Person any securities under circumstances that would require registration of any of the Securities under the Securities Act or that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission. The Note Issuer will take reasonable precautions designed to ensure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Securities Act), of any Securities or any substantially similar security issued by the Note Issuer, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Note Issuer by the Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.

4.7 Placement Agent Other than the Agent, neither the Note Issuer nor any of its subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

4.8 Exemption from Investment Company Act; U.S. Real Property Holding Corporation Status Neither the Note Issuer nor any of its subsidiaries is, or after giving effect to the offer and sale of the Securities and the application of the proceeds therefrom will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act. Neither the Parent nor the Note Issuer is, nor have they ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

4.9 Entire Agreement

The Note Issuer has not, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Securities Documents except as set forth in the Securities Documents.

ARTICLE V

COVENANTS AND ACKNOWLEDGMENTS

OF THE PARENT AND THE NOTE ISSUER

The Parent and the Note Issuer covenant, jointly and severally, to the Purchasers (and their direct and indirect transferees) as follows:

5.1 Form D The Parent and the Note Issuer agree to file Forms D with respect to the sale of the Notes and the Warrants, respectively, when and as required under Regulation D.

5.2 Blue Sky Laws The Parent and the Note Issuer shall, on or before the Closing Date, take such action as they shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification); provided that in connection therewith neither the Parent nor the Note Issuer shall be required to (a) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (b) file a general consent to service of process in any such jurisdiction or (c) subject itself to taxation in any jurisdiction in which it would not otherwise be subject. The Parent and the Note Issuer shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing.

5.3 Reservation of Shares The Parent shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, free of pre-emptive rights, after the Closing Date, a number of Common Shares sufficient for the purpose of enabling the Parent to satisfy all obligations to issue the Warrant Shares upon exercise of all of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth in the Warrants or the Warrant Agreement).

5.4 PORTAL The Parent will use its reasonable best efforts to cause the Notes to be designated as PORTAL securities in accordance with the rules and regulations adopted by the Financial Industry Regulatory Authority (“FINRA”) relating to trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) MarketSM (“PORTAL”) of the FINRA and to permit the Notes to be eligible for clearance and settlement through DTC.

5.5 No Integration Actions None of the Parent, any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any Person acting on behalf of the Parent or such affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the sale to the Purchasers or require equityholder approval under the rules and regulations of the Principal Market and the Parent will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act or the rules and regulations of the Principal Market with the issuance of Securities contemplated hereby.

5.6 General Solicitation None of the Parent, any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any Person acting on behalf of the Parent or such affiliate will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising within the meaning of Regulation D, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

5.7 Investment Company Actions The Parent will take such steps as shall be reasonably necessary to ensure that the Parent does not become an “investment company” within the meaning of such term under the Investment Company Act.

5.8 Use of Proceeds The Parent and the Note Issuer will cause all of the proceeds of the sale of the Securities, net of Offering-related expenses (including the Agent’s fee and the payments to be made pursuant to Section 5.9 hereof) to be contributed to EAC and cause EAC to use all such proceeds to acquire Target Shares in connection with the proposed Offer, any Subsequent Offer and the Merger.

5.9 Fees and Expenses Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Parent and the Note Issuer shall pay or cause to be paid all costs and expenses incident to the performance of their obligations hereunder, including without limitation, all fees, costs and expenses (i) incident to the preparation, issuance, execution, authentication and delivery of the Securities, including any expenses of the Trustee, (ii) incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Purchasers may reasonably designate, (iii) in connection with the admission of the Notes for trading in PORTAL, and (iv) any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Purchaser) relating to or arising out of the transactions contemplated hereby.

The Parent and the Note Issuer agree, jointly and severally, to reimburse the Purchasers for the reasonable, sufficiently documented legal fees and disbursements billed by each of Schulte, Roth & Zabel LLP, and Milbank, Tweed, Hadley & McCloy LLP in connection with each such firm’s engagement as legal counsel to one or more Purchasers with respect to this

Offering, subject to a maximum of $75,000 for each such firm (the “Reimbursable Purchaser’s Expenses”). The Parent and the Note Issuer agree to pay the Reimbursable Purchaser’s Expenses promptly after bills representing the Reimbursable Purchaser’s Expenses are submitted by one of more Purchasers to them.

5.10 Disclosure of Transactions and Other Material Information On or prior to the Business Day following the Execution Date, the Parent shall issue a press release describing the Merger Agreement and the Offering. On or prior to 9:30 a.m., New York City time, on the Business Day following the issuance of such press release, the Parent shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Securities Documents and the Merger Agreement in the form required by the Exchange Act and attaching as exhibits to such filing true and correct copies of all of the Securities Documents and the Merger Agreement, which copies may include the names of the Purchasers and may omit schedules and exhibits (including all attachments, the “Merger/Financing Form 8-K”). From and after the filing of the Merger/Financing Form 8-K with the Commission, no Purchaser shall be in possession of any material, nonpublic information furnished by the Parent, any of its Subsidiaries or any of its respective officers, directors, employees or agents. Except as a holder of Notes may request pursuant to Section 4.20 of the Indenture, the Parent shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Purchaser with any material, nonpublic information regarding the Parent or any of its Subsidiaries from and after the filing of the Merger/Financing Form 8-K with the Commission without the express written consent of such Purchaser.

5.11 Purchasers’ Trading Activity

(a) Except during the Restricted Periods, neither the Parent nor its Subsidiaries will request that any Purchaser (other than the Requested Purchaser as specifically provided in this Agreement) desist from purchasing or selling, long and/or short, any securities of the Parent, or any “derivative” securities based on securities issued by the Parent or hold any of the Securities for any minimum or other specific period of time.

(b) The Parent understands that one or more Purchasers, and the counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Shares. The Parent further understands that one or more Purchasers may engage in hedging and/or trading activities at various times, including, without limitation from and after the filing of the Merger/Financing Form 8-K (other than during the Restricted Periods), and that such hedging and/or trading activities, if any, can reduce the value of existing shareholders’ interest in the Parent both at and after the time the hedging and/or trading activities are being conducted.

(c) The Parent and the Note Issuer, jointly and severally, acknowledge and agree that the representation and warranty by each Purchaser set forth in paragraph (c) of Section 2.1 hereof (i) does not constitute an agreement by any Purchaser to hold any of the Securities for any minimum or other specific period of time; or (ii) limit any Purchaser’s right to dispose of the Securities at any time in accordance with or pursuant to a registration statement under the Securities Act or an available exemption from registration under the Securities Act.

(d) The acknowledgements and agreements set forth in this Section 5.11 are subject to such Purchaser’s compliance with all applicable federal and state securities laws.

5.12 Arms’ Length Transaction

The Parent acknowledges and agrees that (i) each Purchaser is acting solely in the capacity of an arm’s length purchaser of the Securities, (ii) no Purchaser is acting as a financial advisor or fiduciary of the Parent or any of its Subsidiaries (or in any similar capacity) with respect to the Securities Documents and the transactions contemplated hereby and thereby, (iii) any advice given by a Purchaser or any of its representatives or agents in connection with the Securities Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities, and (iv) the Parent’s decision to enter into the Securities Documents has been based solely on the independent evaluation by the Parent and its representatives.

5.13 Issue Price Determination

No later than 10 Business Days following the Closing Date, the Parent and the Note Issuer shall notify each Purchaser of the issue price of the Notes and the Warrants. The Parent and the Note Issuer shall determine the respective issue prices by implementing the valuation standards set forth under section 25.2512-2 of the Treasury Regulations, and the Internal Revenue Service pronouncements and other U.S. federal income tax authorities related thereto, and shall consult with a nationally recognized public accounting firm in making such determination. The Parent and the Note Issuer agree to be bound by such determination for all Federal, state, local or foreign income tax and other purposes, and shall not take any position inconsistent therewith unless required by applicable law.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions of the Parent and the Note Issuer to the Closing The obligation of the Parent and the Note Issuer to issue and sell the Securities to each of the Purchasers at the Closing hereunder is subject to the satisfaction, at or before the Closing Date, of the Parent of each of the following conditions, provided that these conditions are for the sole benefit of the Parent and the Note Issuer and may be waived by the Parent at any time in its sole discretion by providing each Purchaser with prior written notice thereof:

(a) Each Purchaser shall have executed each of the Securities Documents to which it is a party and delivered the same to the Parent and the Note Issuer.

(b) Each Purchaser shall have paid, by wire transfer of immediately available funds in accordance with the Parent and the Note Issuer’s joint written wire instructions, an amount equal to the principal amount of Notes set forth opposite such Purchaser’s name in column (C) on Schedule I hereto in exchange for (x) the aggregate principal amount of Notes to be purchased by such Purchaser on the Closing Date, plus (y) the total number of Warrants to be purchased by such Purchaser on the Closing Date.

(c) The representations and warranties of each Purchaser shall be true and correct as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date), and each Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by each Purchaser at or prior to the Closing Date.

(d) EAC shall have accepted for payment the Initially Tendered Target Shares in accordance with the terms and conditions of the Offer.

6.2 Conditions of the Purchasers to the Closing The Purchasers’ obligation to purchase and pay for the Securities shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) The representations and warranties of the Parent and the Note Issuer contained in this Agreement are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on the Closing Date as though made on that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete on and as of such earlier date).

(b) The Parent and the Note Issuer shall have performed and complied with all agreements, covenants and conditions contained in this Agreement.

(c) The Purchasers shall have received opinions in form and substance satisfactory to the Purchasers, dated the Closing Date, from New Brunswick, Michigan and New York legal counsel for the Parent covering customary legal matters relating to the transactions contemplated hereby as the Purchasers may reasonably request (excluding any request for a “negative assurance letter” regarding the contents of any of the Exchange Act Reports or any other disclosure by the Parent).

(d) On or before the Closing Date, the Parent and the Note Issuer shall deliver to the Purchasers the following documents:

(i) Copies of the Securities Documents, duly executed by each of the Parent and the Note Issuer to the extent a party thereto.

(ii) A certificate, dated the Closing Date, and signed by the Chief Executive Officer, the Chief Financial Officer or any Executive Vice President of the Parent certifying as to the matters set forth in paragraphs (a) and (b) of this Section 6.2 with respect to the Parent.

(iii) A certificate, dated the Closing Date, and signed by the Chief Executive Officer, the Chief Financial Officer or any Executive Vice President of the Note Issuer certifying as to the matters set forth in paragraphs (a) and (b) of this Section 6.2 with respect to the Note Issuer.

(iv) A certificate evidencing the formation and good standing of the Parent and the Note Issuer issued by their respective jurisdictions of incorporation as of a date within ten (10) days of the Closing Date.

(v) A certificate, executed by the Secretary of the Parent and dated as of the Closing Date, as to (i) the resolutions as to authorization and validity as adopted by the Parent’s board of directors in a form reasonably acceptable to such Purchaser, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

(vi) A certificate, executed by the Secretary of the Note Issuer and dated as of the Closing Date, as to (i) the resolutions as to authorization and validity as adopted by the board of directors or sole shareholder of the Note Issuer, as applicable, in a form reasonably acceptable to such Purchaser, (ii) the Note Issuer’s certificate of Incorporation and (iii) the Note Issuer’s bylaws, each as in effect at the Closing.

(vii) Such other documents or certificates as one counsel for the Purchasers may reasonably request.

(e) The Parent and the Note Issuer shall have received all governmental and regulatory approvals and consents, if any, necessary for the issuance and sale of the Securities. If any such governmental and regulatory approvals and consents are necessary, the Parent and the Note Issuer shall deliver to counsel to the Purchasers evidence of the receipt of such governmental and regulatory approvals and consents.

(f) The Parent and the Note Issuer shall have duly executed and delivered to such Purchaser the Notes and the Warrants, respectively, being purchased by such Purchaser at the Closing pursuant to this Agreement.

(g) The Common Shares (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum maintenance requirements of the Principal Market.

(h) The Note Issuer shall have caused the Notes to be eligible for (i) acceptance for clearance and settlement through the facilities of the DTC, (ii) trading on PORTAL and (iii) trading in “street name” by DTC.

(i) The applicable waiting period under the HSR Act (as defined in the Merger Agreement) in respect of the Offer shall have expired or been terminated. The Parent and the Note Issuer shall deliver to each Purchaser a certificate of one of its officers as to such expiration or termination.

(j) EAC shall have accepted for payment the Initially Tendered Target Shares in accordance with the terms and conditions of the Offer.

(k) There shall have been no amendments to the Merger Agreement that add any material Restricted Payments (as defined in the Indenture) or Affiliate Transactions (as defined in the Indenture).

(l) The Parent and the Note Issuer shall have received an aggregate of $190,000,000 from the Purchasers; provided, however, that no Purchaser may assert that all of the conditions set forth in this Section 6.2 have not been satisfied if the only such condition not satisfied is the condition set forth in this paragraph (l) and the reason therefor is such Purchaser’s breach of its obligations set forth in Section 1.1 hereof.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification The Parent and the Note Issuer (together, the “Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless the Purchasers, each other holder of the Securities and all of their respective affiliates, shareholders, partners, members, officers, directors, employees and direct or indirect investors, agents, representatives, controlling persons, successors, heirs and assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (but not including any diminution in value of the Securities), liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any claims by or on behalf of the Indemnifying Parties or any of their Subsidiaries or any third party, including interest, penalties, and reasonable attorneys’ fees and expenses of one counsel to the Indemnified Parties (or such additional counsel as may reasonably be required by reason of a conflict of interest among or between Indemnified Parties) and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (a) any misrepresentation or breach of any of the Indemnifying Parties’ representations or warranties contained in this Agreement; (b) any non-fulfillment or material breach of any of the Indemnifying Parties’ covenants or agreements contained in this Agreement; or (c) any claim arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (i) the execution, delivery and performance of any of the Securities Documents, or (ii) any actions taken by or omitted to be taken by any of the Indemnified Parties in connection with any Securities Document; provided, however, that no Indemnified Party shall be entitled to such rights and remedies to the extent that such Losses occur as a result of the willful misconduct, bad faith, the gross negligence or wrongful acts or omissions on the part of any Indemnified Party, as finally determined by a court of competent jurisdiction.

(b) If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Parties in writing, and the Indemnifying Parties shall have the right to assume the defense thereof with counsel of their own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Parties in writing, (ii) the Indemnifying Parties have failed after a reasonable period of time following such Indemnified Party’s written request that it do so, to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Parties and the position of such Indemnified Party. The failure of an Indemnified Party to deliver written notice to the Indemnifying Parties within a reasonable time of the delivery of notice of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnifying Parties of any liability to such Indemnified Party under this Section 7.1 with respect to such action, but the omission so to deliver written notice to the Indemnifying Parties will not relieve the Indemnifying Parties of any liability that it may have to such Indemnified Party otherwise than under this Section 7.1 or with respect to any other action unless the failure to provide notice of the first action materially prejudices the Indemnified Parties in the second action. The Indemnifying Parties will not be liable to any Indemnified Party under this Agreement (i) for any settlement by an Indemnified Party effected without the Indemnifying Parties’ prior written consent; or (ii) to the extent that a Loss is attributable to (A) such Indemnified Party’s willful misconduct, bad faith, the gross negligence, wrongful actions or omissions or (B) the breach of any of the representations, warranties, covenants or agreements made by the related Purchaser in this Agreement or in the other Securities Documents.

7.2 Survival of Indemnification; Subsequent Purchasers All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Purchasers, their advisors and/or any of the Indemnified Parties or the acceptance by the Indemnifying Parties of any certificate or opinion, and shall inure to the benefit of any Purchaser in accordance with the terms hereof notwithstanding such Person’s assignment or transfer of its Securities.

7.3 Contribution If for any reason the indemnity provided for in this Article VII is unavailable to any Indemnified Party or is insufficient to hold each such Indemnified Party harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then the Parent shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnified Party as well as any relevant equitable considerations. In addition, the Indemnifying Parties agree to reimburse any Indemnified Party upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Party is determined to be entitled to be indemnified hereunder with respect to such claim. The indemnity, contribution and expenses reimbursement obligations that the Indemnifying Parties have under this Article VII shall be in addition to any liability that the Indemnifying Parties may otherwise have at law or in equity. The Indemnifying Parties further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier or overnight air courier guarantying next day delivery:

(a) if to any Purchaser, to the address set forth opposite such Purchaser’s name in column (B) of Schedule I hereto or as otherwise provided in writing to the Parent, with a copy to such Purchaser’s legal representative, the name and address of which is set forth opposite such Purchaser’s name in column (E) of Schedule I hereto, or as otherwise provided in writing to the Parent;

(b) if to the Parent or the Note Issuer, to it at 125 Middlesex Turnpike, Bedford, Massachusetts 01730, Attention: General Counsel, Telecopier No.: (781) 266-5115; with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Michael J. Zeidel, Esq., Telecopier: 212-735-2000.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guarantying next day delivery. The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

8.2 Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities. The Parent shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate principal amount of the Notes issued and issuable hereunder. Prior to the Closing, a Purchaser may assign some or all of its rights and obligations hereunder without the consent of the Parent or the Note Issuer to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), in which event such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights and obligations hereunder.

8.3 No Third Party Beneficiaries This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.4 Survival The representations, warranties, acknowledgements, agreements and covenants contained in Articles II, III, IV and V hereof shall survive the Closing and delivery of the Securities and the exercise of the Warrants.

8.5 Further Assurances Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.6 Amendment and Waiver No provision of this Agreement may be amended other than by an instrument in writing signed by the Parent, the Note Issuer and Purchasers (or, if applicable, their transferees) representing (a) at least a majority of the aggregate principal amount of the Notes to be sold pursuant to this Agreement, and (b) a majority of the Warrants to be sold pursuant to this Agreement; provided, however, that no amendment that would adversely affect the economic rights set forth in this Agreement (including, without limitation, any modification of paragraph (b) of Section 1.1, Section 1.2, the Termination Date or the Termination Fee) may be made without the consent of each Purchaser (or, if applicable, its transferee). No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No amendment shall be effective to the extent that it applies to less than all the Purchasers (or, if applicable, their transferees). No consideration shall be offered or paid to any Purchaser (or, if applicable, its transferee) to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all Purchasers (or, if applicable, their transferees).

8.7 Counterparts This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.8 Headings The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.9 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.10 Consent to Jurisdiction and Service of Process ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARENT OR THE NOTE ISSUER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SECURITIES DOCUMENTS, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, PARENT AND THE NOTE ISSUER FOR THEMSELVES AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, PARENT OR THE NOTE ISSUER, AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.1 HEREOF;

(IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PARENT AND THE NOTE ISSUER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREE THAT PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PARENT AND THE NOTE ISSUER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SECTION 8.10 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

8.11 WAIVER OF JURY TRIAL THE PARENT, THE NOTE ISSUER AND THE PURCHASERS HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties hereto each acknowledge that this waiver is a material inducement for them to enter into a business relationship that they have already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The parties hereto further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.12 Remedies Each Purchaser shall have all rights and remedies set forth herein and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Parent and the Note Issuer recognize that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Securities Documents, any remedy at law may prove to be inadequate relief to the Purchasers. The Parent and the Note Issuer therefore agree that the Purchasers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

8.13 Entire Agreement The Securities Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. The Securities Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. Nothing in any of the Securities Documents shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

8.14 Severability In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

8.15 Independent Nature of Purchasers’ Obligations and Rights The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein or in any other Securities Documents, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Securities Documents. Each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Securities Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GSI GROUP INC.

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

GSI GROUP CORPORATION

By:	/s/ Daniel J. Lyne
Name:	Daniel J. Lyne
Title:	Secretary

PURCHASERS:

SPECIAL VALUE CONTINUATION PARTNERS, L.P.

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE EXPANSION FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

Each of the above by:

/s/ Mark Holdsworth
Name: Mark Holdsworth
Title: Managing Partner

TEMPO MASTER FUND LP

By:	/s/ Donald P. McCarthy
Name:	Donald P. McCarthy
Title:	CFO

HALE CAPITAL PARTNERS, LP

By:	/s/ Martin M. Hale, Jr.
Name:	Martin M. Hale, Jr.
Title:	Chief Executive Officer

INTERLACHEN CONVERTIBLE INVESTMENTS LIMITED

By:	/s/ Gregg T. Colburn
Name:	Gregg T. Colburn
Title:	Authorized Signatory

SILVER OAK CAPITAL, L.L.C.

By:	/s/ Fred Berger
Name:	Fred Berger
Title:	Manager

HIGHBRIDGE INTERNATIONAL LLC

By: HIGHBRIDGE CAPITAL MANAGEMENT, LLC,
its Trading Manager

By:	/s/ Adam J. Chill
Adam J. Chill, Managing Director

UBS O’CONNOR LLC F/B/O: O’CONNOR GLOBAL CONVERTIBLE ARBITRAGE MASTER LIMITED

By:	/s/ Andrew Martin
Name:	Andrew Martin
Title:	Managing Director

UBS O’CONNOR LLC F/B/O: O’CONNOR GLOBAL CONVERTIBLE ARBITRAGE II MASTER LIMITED

By:	/s/ Andrew Martin
Name:	Andrew Martin
Title:	Managing Director

LIBERTY HARBOR MASTER FUND I, L.P.
By: Liberty Harbor I GP, LLC
Its General Partner

By:	/s/ Brendan McGovern
Name:	Brendan McGovern
Title:	Vice President

SCHEDULE I

PURCHASERS

(A) Name	(B) Address and Facsimile No.	(C) Principal Amount of Notes	(D) Number of Warrants	(E) Name, Address and Facsimile No. of Legal Representative
Tempo Master Fund LP	Don McCarthy, CFO JD Capital, Two Greenwich Plaza, 2nd Floor, Greenwich CT 06830 Fax: 203-485-8920	$15,000,000	15,000	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

Hale Capital Partners, LP	Hale Fund Management 304 Newbury Street, Ste. 329 Boston, MA 02115 Attn: Anthony Cirurgiao and Martin Hale Fax: 212 629 2027 anthony@halefunds.com martin@halefunds.com	$5,000,000	5,000	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

Interlachen Convertible Investments Limited	Interlachen Capital Group LP Attn: Gregg T. Colburn and Legal 800 Nicollet Mall, Suite 2500 Minneapolis, MN 55402 Fax: (612) 659-4457	$15,000,000	15,000	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

(A) Name	(B) Address and Facsimile No.	(C) Principal Amount of Notes	(D) Number of Warrants	(E) Name, Address and Facsimile No. of Legal Representative

Special Value Opportunities Fund, LLC	2951 28th Street, Suite 1000 Santa Monica, CA 90405 Fax: (310) 566-1010	$11,875,000	11,875	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

Special Value Expansion Fund, LLC	2951 28th Street, Suite 1000 Santa Monica, CA 90405 Fax: (310) 566-1010	$5,581,250	5581.25	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: 213-892-4711

Special Value Continuation Partners, LP	2951 28th Street, Suite 1000 Santa Monica, CA 90405 Fax: (310) 566-1010	$4,750,000	4,750	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

Tennenbaum Opportunities Partners V, LP	2951 28th Street, Suite 1000 Santa Monica, CA 90405 Fax: (310) 566-1010	$25,293,750	25,293.75	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

(A) Name	(B) Address and Facsimile No.	(C) Principal Amount of Notes	(D) Number of Warrants	(E) Name, Address and Facsimile No. of Legal Representative
Silver Oak Capital, L.L.C.	Attn: Gary I. Wolf 245 Park Avenue - 26th Floor New York, NY 10167 Fax: 212-867-6395 gwolf@angelogordon.com thutfilz@angelogordon.com	$10,000,000	10,000	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

Highbridge International LLC	Attn: Adam Chill, Managing Director Highbridge Capital Management, LLC 9 West 57th Street, 27th Floor New York, New York 10019 Fax: (212) 751-0755 adam.chill@highbridge.com	$47,500,000	47,500	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711

UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	Rob Murray UBS Alternative and Quantitative Investments LLC UBS Tower One North Wacker Drive Chicago, IL. 60606 Fax: (312) 525-6271 Robert-A.Murray@ubs.com	$13,500,000	13,500	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711 with additional copy to: DL-ubsoc-corpact@ubs.com

(A) Name	(B) Address and Facsimile No.	(C) Principal Amount of Notes	(D) Number of Warrants	(E) Name, Address and Facsimile No. of Legal Representative
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited	Rob Murray UBS Alternative and Quantitative Investments LLC UBS Tower One North Wacker Drive Chicago, IL. 60606 Fax: (312) 525-6271 Robert-A.Murray@ubs.com	$1,500,000	1,500	Milbank, Tweed, Hadley & McCloy LLP Attn: Melainie K. Mansfield 601 S. Figueroa St., 30th Floor Los Angeles, CA 90017 Fax: (213) 892-4711 With additional copy to: DL-ubsoc-corpact@ubs.com

Liberty Harbor Master Fund I, L.P.	c/o Liberty Harbor I GP, LLC 1 New York Plaza New York, NY 10004 Attn: Brendan McGovern Fax: (646) 835-3510	$55,000,000	55,000

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: Eleazer N. Klein, Esq.

Fax: (212) 593-5955

With additional copies to: am-cred-midoffice@ny.email.gs.com and jonathan.lamm@gs.com

	TOTAL:	$210,000,000	210,000

SCHEDULE II

Requesting Purchasers

Special Value Opportunities Fund, LLC

Special Value Expansion Fund, LLC

Special Value Continuation Partners, LP

Tennenbaum Opportunities Partners V, LP

EXHIBIT A

FORM OF INDENTURE

[Refer to Exhibit 99.2 of this Form 8-K]

EXHIBIT B

FORM OF WARRANT AGREEMENT

[Refer to Exhibit 99.3 of this Form 8-K]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[Refer to Exhibit 99.4 of this Form 8-K]